News Release

Babcock & Wilcox Announces Strong Fourth Quarter 2015 Results

- Fourth Quarter Revenue Increases 13.1%, Full Year 2015 Revenue Increases 18.3%
- Fourth Quarter GAAP EPS of $(0.10), Adjusted EPS $0.47
- Full Year 2015 GAAP EPS of $0.30, Adjusted EPS $1.25
- New Share Buyback Program to Target up to $47 million by Third Quarter 2016
- 2016 Guidance for Adjusted EPS of $1.25-$1.45

(CHARLOTTE, N.C. - February 25, 2016) - Babcock & Wilcox Enterprises, Inc. (B&W) (NYSE:BW) announced today fourth quarter 2015 revenues of $502.7 million, an increase of $58.1 million, or 13.1%, from the fourth quarter of 2014. GAAP earnings per share for the fourth quarter of 2015 were a loss of $0.10 compared to a loss of $0.90 in the fourth quarter of 2014. Adjusted earnings per share were $0.47 for the three months ended December 31, 2015 compared to $0.66 in the prior year period. Adjusted earnings per share excludes the impact of non-cash mark-to-market adjustments for pension and other post-retirement benefits, impairments, restructuring and other costs as shown in Exhibit 1.

“B&W ended the year with a strong quarter led by the continued growth in Global Power,” said Mr. E. James Ferland, Chairman and Chief Executive Officer. “Revenue, gross profit, operating income and free cash flow were all improved in the quarter compared to the prior year fourth quarter, providing a strong finish to a solid year.”

Results of Operations

Consolidated revenues for the fourth quarter of 2015 were $502.7 million, an increase of 13.1%, compared to $444.6 million for the fourth quarter of 2014, primarily due to increased volume in Global Power. GAAP consolidated gross profit for the business segments, which includes mark-to-market pension adjustments of $44.3 million in fourth quarter 2015 and $94.2 million in fourth quarter 2014, was $65.0 million in the quarter compared to $4.8 million in the fourth quarter of 2014. Gross profit from our segments, excluding the mark-to-market pension adjustment, was $109.3 million for the fourth quarter 2015, which is a 10.4% increase compared to $99.0 million in the prior year period largely due to the increases from Global Power and Industrial Environmental. Adjusted operating income increased 3.7% in the fourth quarter of 2015 to $39.5 million, compared to adjusted operating income of $38.1 million in the fourth quarter of 2014, primarily from higher volume in Global Power and good project execution in Industrial Environmental, partially offset by increased SG&A expenses related to being a stand-alone company.

The Global Power segment revenues for the fourth quarter of 2015 increased 55.2%, or $70.7 million, to $198.7 million from $128.0 million in the prior year period, primarily attributable to increased activity in new build steam generation systems. Fourth quarter 2015 gross profit in the Global Power segment increased $8.2 million from the same period last year to $38.4 million, largely due to higher volume.

Revenues in the Global Services segment were $243.7 million in the final three months of 2015, versus $263.6 million in the corresponding period in 2014, a decrease of 7.5%, mainly due to timing on repair and maintenance activities and lower parts sales. Gross profit in Global Services was $53.7 million, a decrease of 4.1% compared to $56.0 million in the prior year period, as the improvement in the gross margin was offset by the impact of lower revenue and business mix.

Industrial Environmental segment revenues for the fourth quarter of 2015 were $60.3 million, compared to $52.9 million in the prior year period, an increase of $7.4 million primarily attributable to project timing. The Industrial Environmental segment continued to deliver strong gross profit with $17.1 million in the fourth quarter of 2015, a 33.8% increase from $12.8 million in the 2014 period, due to reduced amortization expense combined with increased volume and strong project execution.

Revenues for the full year of 2015 were $1.76 billion, an increase of 18.3% from the $1.49 billion recorded in 2014 mainly due to increased volume in Global Power and the full-year contribution of the MEGTEC acquisition. Adjusted operating income for 2015 was $103.8 million, which is an increase of 15.1% over the $90.2 million for full year 2014 as a result of inclusion of a full year of MEGTEC and increased volume in Global Power, partially offset by higher SG&A from a full year of MEGTEC overhead and incremental SG&A from being a stand-alone company. GAAP earnings per diluted share from continuing operations for the full year of 2015 were $0.30, compared to a loss of $0.23 in 2014. Full-year 2015 adjusted earnings per share were $1.25 versus adjusted earnings per share of $1.28 in the prior year. The 2014 tax rate was unusually low. If the full-year 2015 adjusted tax rate was applied to the 2014 results, then the 2015 adjusted EPS would be 12% higher than 2014.

"We are pleased with our 2015 full-year results," continued Ferland. "In addition to successful execution of the spin-off from BWX Technologies, we grew revenue over 18% and all three business units delivered on the bottom line allowing us to achieve an adjusted EPS of $1.25, in the top half of our range. Our strong balance sheet has been bolstered by significant cash generation during the year. This allowed us to pursue a meaningful share buyback program while in parallel increasing our cash on hand, thus enabling us to pursue acquisitions to grow our earnings and diversify the business."

Liquidity

B&W’s cash and cash equivalents position, net of restricted cash, was $365.2 million at the end of 2015 reflecting a $57.6 million increase over the $307.6 million as of June 30, 2015 when B&W was launched as an independent publicly-traded company. This consolidated cash position includes $221.2 million in non-U.S. cash. Net cash flow from operating activities for the full year 2015 was $170.4 million compared to a use of cash of $24.2 million in 2014.

Share Repurchase Program

Our Board of Directors previously authorized the repurchase of up to $100 million of common stock. An initial buyback program combined with share repurchases to off-set dilution will use approximately $53 million of the current authorization no later than the end of the first quarter 2016.

B&W will implement a new share repurchase program that will target spending the remaining $47 million under the Board's authorization by third quarter 2016. B&W may utilize various methods to effect the repurchases, and the timing of repurchases will depend upon several factors, including market and business conditions, and repurchases may be discontinued at any time.

Full Year 2016 Outlook

2016 will be B&W’s first full year as a stand-alone company. Guidance for key financial benchmarks in 2016 includes:

•	Revenue is expected to increase to $1.8 billion based on mid-single digit growth in our Global Power and Industrial Environmental business units while Global Services is expected to remain flat;

•	Full year adjusted EPS in the range of $1.25 to $1.45;

◦	Adjusted tax rate for 2016 is expected to be in the range of 31%-33%;

◦	Earnings are expected to start low in the first quarter and improve through the year due to project timing;

◦	EPS estimates exclude any mark-to-market adjustment for pension and post-retirement benefits or restructuring charges;

•	Free cash flow conversion is expected to be between 75% and 100% of net income; and

•
This guidance does not include incremental benefit from acquisitions or additional share repurchases beyond our initial share repurchase program that is expected to conclude by the end of the first quarter 2016.

"Through a combination of revenue growth driven by our strong backlog and robust bid pipeline, continued margin improvement and share buybacks through February 2016, we are projecting 12% adjusted EPS growth in 2016, relative to our original adjusted EPS guidance for 2015," continued Ferland." This guidance reflects some pressure on merchant utility spending from continued low natural gas prices, foreign exchange headwinds and a challenging global industrial market. We are confident that we will provide meaningful growth to our core business in 2016, while continuing to leverage our strong balance sheet to pursue acquisitions and/or additional share repurchases."

Conference Call to Discuss Fourth Quarter 2015 Results

Date:        Friday, February 26, 2015, at 8:30 a.m. EST
Live Webcast:    Investor Relations section of website at www.babcock.com

Forward-Looking Statements

Babcock & Wilcox Enterprises, Inc. (“B&W”) cautions that this press release contains forward-looking statements, including, without limitation, statements relating to backlog, to the extent it may be viewed as an indicator of future revenues; management’s expectations regarding the industries in which we operate; our guidance and forecasts for 2016; our projected operating margin improvements, savings and restructuring costs; growth through acquisitions; and our plans for stock repurchases. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, disruptions experienced with customers and suppliers; the inability to successfully operate independently after the spin-off; the inability to retain key personnel; adverse changes in the industries in which we operate; changes or termination of contracts in backlog; the timing and amount of repurchases of our common stock, if any; and the inability to grow and diversify through acquisitions. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, see B&W’s filings with the Securities and Exchange Commission, including the our annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. B&W cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and undertake no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

About B&W

Headquartered in Charlotte, N.C., Babcock & Wilcox is a global leader in energy and environmental technologies and services for the power and industrial markets. B&W companies employ approximately 5,700 people around the world. Follow us on Twitter @BabcockWilcox and learn more at www.babcock.com.
# # #

Investor Contact:                                 Media Contact:
Leslie Kass                         Ryan Cornell

Vice President Investor Relations and Communications	Public Relations

Babcock & Wilcox	Babcock & Wilcox
704.625.4944 » investors@babcock.com                 330.860.1345 » rscornell@babcock.com

EXHIBIT 1
BABCOCK & WILCOX ENTERPRISES, INC.
RECONCILIATION OF NON-GAAP OPERATING INCOME AND EARNINGS PER SHARE*

(In millions, except per share amounts and percentages)	Three Months Ended December 31, 2015
	GAAP	Pension & OPEB MTM (Gain) / Loss	Impairments	Restructuring	Spin Costs	Non-GAAP
Operating income (loss)	$(10.0)	$40.2	$5.6	$3.0	$0.7	$39.5
Other income (expense)	—	—	—	—	—	—
Income tax (expense) benefit	4.7	(16.0)	(2.1)	(1.0)	(0.3)	(14.7)
Net income (loss)	$(5.2)	$24.2	$3.4	$1.9	$0.4	$24.8
Net loss attributable to non-controlling interest	—	—	—	—	—	—
Net income (loss) attributable to B&W shareholders	$(5.2)	$24.2	$3.4	$1.9	$0.4	$24.8

Diluted earnings (loss) per common share	$(0.10)	$0.45	$0.06	$0.04	$0.01	$0.47

Income tax rate	47.4%					37.3%

(In millions, except per share amounts and percentages)	Three Months Ended December 31, 2014
	GAAP	Pension & OPEB MTM (Gain) / Loss	Restructuring	NE Sgmt Allocation	MEGTEC Acquisition Costs	Non-GAAP
Operating income (loss)	$(71.2)	$99.3	$8.4	$1.3	$0.2	$38.1
Other income (expense)	(0.8)	—	—	—	—	(0.8)
Income tax (expense) benefit	38.5	(37.0)	(3.2)	(0.1)	(0.1)	(1.9)
Net income (loss)	$(33.5)	$62.3	$5.3	$1.2	$0.1	$35.4
Net loss attributable to non-controlling interest	(0.1)	—	—	—	—	(0.1)
Net income (loss) attributable to B&W shareholders	$(33.7)	$62.3	$5.3	$1.2	$0.1	$35.3

Diluted earnings (loss) per common share	$(0.63)	$1.17	$0.10	$0.02	$—	$0.66

Income tax rate	53.4%					5.1%

(In millions, except per share amounts and percentages)	Twelve Months Ended December 31, 2015
	GAAP	Pension & OPEB MTM (Gain) / Loss	Impairments	Restructuring	Litigation Settlement	NE Sgmt Allocation	Spin Costs	Non-GAAP
Operating income (loss)	$21.9	$40.2	$14.6	$11.7	$9.6	$2.7	$3.3	$103.8
Other income (expense)	(1.7)	—	—	—	—	—	—	(1.7)
Income tax (expense) benefit	(3.7)	(16.0)	(5.6)	(4.2)	(3.7)	(0.7)	(1.2)	(35.1)
Net income (loss)	$16.5	$24.2	$9.0	$7.5	$5.8	$2.0	$2.0	$67.1
Net loss attributable to non-controlling interest	(0.2)	—	—	—	—	—	—	(0.2)
Net income (loss) attributable to B&W shareholders	$16.3	$24.2	$9.0	$7.5	$5.8	$2.0	$2.0	$66.9

Diluted earnings (loss) per common share	$0.30	$0.45	$0.17	$0.14	$0.11	$0.04	$0.04	$1.25

Income tax rate	18.2%							34.3%

(In millions, except per share amounts and percentages)	Twelve Months Ended December 31, 2014
	GAAP	Pension & OPEB MTM (Gain) / Loss	Restructuring	NE Sgmt Allocation	MEGTEC Acquisition Costs	Non-GAAP
Operating income (loss)	$(38.0)	$101.3	$20.2	$5.3	$1.4	$90.2
Other income (expense)	1.4	—	—	—	—	1.4
Income tax (expense) benefit	24.7	(37.5)	(7.2)	(1.4)	(0.5)	(21.8)
Net income (loss)	$(11.9)	$63.9	$13.0	$3.9	$0.9	$69.7
Net loss attributable to non-controlling interest	(0.4)	—	—	—	—	(0.4)
Net income (loss) attributable to B&W shareholders	$(12.3)	$63.9	$13.0	$3.9	$0.9	$69.3

Diluted earnings (loss) per common share	$(0.23)	$1.18	$0.24	$0.07	$0.02	$1.28

Income tax rate	67.5%					23.9%

* The Company is providing non-GAAP information regarding certain of its historical results and guidance on future earnings per share to supplement the results provided in accordance with GAAP and it should not be considered superior to, or as a substitute for, the comparable GAAP measures. B&W believes the non-GAAP measures provide meaningful insight in the Company’s operational performance and provides these measures to investors to help facilitate comparisons of operating results with prior periods and to assist them in understanding B&W’s ongoing operations.

EXHIBIT 2
BABCOCK & WILCOX ENTERPRISES, INC.
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues	$502,678	$444,556	$1,757,295	$1,486,029
Costs and expenses
Cost of operations	437,724	439,772	1,449,138	1,266,996
Research and development costs	4,086	5,688	16,543	18,483
Losses on asset disposals and impairments	5,560	276	14,597	1,752
Selling, general and administrative expenses	61,429	64,605	239,968	225,271
Restructuring activities and spin-off transaction costs	3,667	8,440	14,946	20,183
Total costs and expenses	512,466	518,781	1,735,192	1,532,685
Equity in income (loss) of investees	(185)	3,023	(242)	8,681
Operating income (loss)	(9,973)	(71,202)	21,861	(37,975)
Other income (expense)
Interest income	198	141	618	1,060
Interest expense	(386)	(107)	(1,059)	(492)
Other, net	221	(828)	(1,215)	789
Total other income (expense)	33	(794)	(1,656)	1,357
Income (loss) before income tax expense (benefit)	(9,940)	(71,996)	20,205	(36,618)
Income tax expense (benefit)	(4,710)	(38,455)	3,671	(24,728)
Income (loss) from continuing operations	(5,230)	(33,541)	16,534	(11,890)
Income (loss) from discontinued operations, net of tax	—	(14,509)	2,803	(14,272)
Net income (loss)	(5,230)	(48,050)	19,337	(26,162)
Net income (loss) attributable to noncontrolling interest	26	(112)	(196)	(366)
Net income (loss) attributable to B&W shareholders	$(5,204)	$(48,162)	$19,141	$(26,528)

Amounts attributable to B&W shareholders
Income (loss) from continuing operations	(5,204)	(33,653)	16,338	(12,256)
Income (loss) from discontinued operations, net of tax	—	(14,509)	2,803	(14,272)
Net income (loss) attributable to B&W shareholders	$(5,204)	$(48,162)	$19,141	$(26,528)

Basic earnings (loss) per common share
Continuing operations	$(0.10)	$(0.63)	$0.31	$(0.23)
Discontinued operations	$—	$(0.27)	$0.05	$(0.26)
Basic earnings (loss) per common share	$(0.10)	$(0.90)	$0.36	$(0.49)
Diluted earnings (loss) per common share
Continuing operations	$(0.10)	$(0.63)	$0.30	$(0.23)
Discontinued operations	$—	$(0.27)	$0.06	(0.26)
Diluted earnings (loss) per common share	$(0.10)	$(0.90)	$0.36	$(0.49)
Shares used in the computation of earnings per common share
Basic	53,258,392	53,298,706	53,487,071	54,238,631
Diluted	53,258,392	53,298,706	53,708,983	54,238,631

EXHIBIT 3
BABCOCK & WILCOX ENTERPRISES, INC.
CONSOLIDATED AND COMBINED BALANCE SHEETS

(In thousands)	December 31, 2015	December 31, 2014
ASSETS
Current assets
Cash and cash equivalents	$365,192	$218,659
Restricted cash and cash equivalents	37,144	26,311
Investments	3,996	1,607
Accounts receivable – trade, net	291,242	265,456
Accounts receivable – other	44,765	36,147
Contracts in progress	128,174	107,751
Inventories	90,119	98,711
Deferred income taxes	—	36,601
Other current assets	17,552	11,347
Assets of discontinued operations	—	46,177
Total current assets	978,184	848,767
Net property, plant and equipment	145,717	135,237
Investments	1,093	214
Goodwill	201,069	209,277
Deferred income taxes	190,656	115,111
Investments in unconsolidated affiliates	92,196	109,248
Intangible assets	37,844	50,646
Other assets	16,286	9,226
Assets of discontinued operations	—	38,828
TOTAL ASSETS	$1,663,045	$1,516,554

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term line of credit	$2,005	$3,215
Accounts payable	175,170	160,606
Accrued employee benefits	51,476	39,464
Advance billings on contracts	229,390	148,098
Accrued warranty expense	39,847	37,735
Other accrued liabilities	63,464	54,827
Liabilities of discontinued operations	—	44,145
Total current liabilities	561,352	488,090
Accumulated postretirement benefit obligation	27,768	28,347
Pension liability	282,133	253,763
Other liabilities	43,365	42,929
Liabilities of discontinued operations	—	15,988
Total liabilities	914,618	829,117
Commitments and contingencies
Stockholders’ equity
Common stock, par value $0.01 per share, authorized 200,000,000 shares; issued 52,480,630 and 0 shares at December 31, 2015 and December 31, 2014, respectively	540	—
Capital in excess of par value	790,464	—
Treasury stock at cost, 1,376,226 shares at December 31, 2015	(25,408)	—
Retained earnings	965	—
Accumulated other comprehensive income	(18,853)	10,374
Former net parent investment	—	676,036
Stockholders’ equity attributable to B&W shareholders	747,708	686,410
Noncontrolling interest	719	1,027
Total stockholders’ equity	748,427	687,437
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,663,045	$1,516,554

EXHIBIT 4
BABCOCK & WILCOX ENTERPRISES, INC.
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(In thousands)	Year Ended December 31,
	2015	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	19,337	(26,162)	174,816
Non-cash items included in net income (loss)
Depreciation and amortization	34,932	32,436	23,030
Income of investees, net of dividends	242	8,743	1,995
Losses on asset disposals and impairments	16,881	5,989	2,580
Write-off of accrued claims receivable	7,832	—	0
Provision for (benefit from) deferred taxes	(32,121)	(42,023)	56,107
Recognition of (gains) losses for pension and postretirement plans	40,611	101,792	(91,358)
Stock-based compensation and thrift plan expense	7,773	(11)	(172)
Changes in assets and liabilities, net of effects from acquisitions
Accounts receivable	(33,977)	(13,797)	4,898
Accounts payable	17,863	(8,860)	(13,354)
Contracts in progress and advance billings on contracts	62,971	(99,192)	(97,360)
Inventories	6,060	4,309	10,769
Income taxes	9,275	10,123	(23,309)
Accrued and other current liabilities	11,464	9,660	(22,520)
Pension liability, accrued postretirement benefit obligation and employee benefits	(2,336)	(17,259)	(20,053)
Other, net	3,592	10,028	10,331
NET CASH FROM OPERATING ACTIVITIES	170,399	(24,224)	16,400
CASH FLOWS FROM INVESTING ACTIVITIES
Change in restricted cash and cash equivalents	6,298	(5,646)	11,419
Purchases of property, plant and equipment	(35,397)	(15,475)	(11,588)
Acquisition of businesses, net of cash acquired	—	(127,705)	—
Purchase of intangible assets	—	(722)	—
Purchases of available-for-sale securities	(14,008)	(4,450)	(11,111)
Sales and maturities of available-for-sale securities	5,266	10,118	3,973
Proceeds from (cost of) asset disposals	(587)	149	507
Investment in equity and cost method investees	(7,424)	(4,900)	(6,884)
NET CASH FROM INVESTING ACTIVITIES	(45,852)	(148,631)	(13,684)
CASH FLOWS FROM FINANCING ACTIVITIES
Payment of short-term borrowing and long-term debt	(1,080)	(4,538)	(212)
Payment of debt issuance costs	—	2,967	484
Net transfers from former Parent	80,589	213,137	47,445
Repurchase of common shares	(25,408)	—	—
Excess tax benefits from stock-based compensation	—	11	172
Other	(491)	89	(114)
NET CASH FROM FINANCING ACTIVITIES	53,610	211,666	47,775

EFFECTS OF EXCHANGE RATE CHANGES ON CASH	(6,407)	(12,573)	(4,024)
CASH FLOWS FROM DISCONTINUED OPERATIONS
Operating cash flows from discontinued operations, net	(25,194)	(191)	(28,723)
Investing cash flows from discontinued operations, net	(23)	(1,729)	(4,974)
Effects of exchange rate changes on cash	—	3,023	3,012
NET CASH FLOWS FROM DISCONTINUED OPERATIONS	(25,217)	1,103	(30,685)

NET CHANGE IN CASH AND CASH EQUIVALENTS	146,533	27,341	15,782
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	218,659	191,318	175,536
CASH AND CASH EQUIVALENTS AT END OF PERIOD	365,192	218,659	191,318

EXHIBIT 5
BABCOCK & WILCOX ENTERPRISES, INC.
SEGMENT INFORMATION

	Three Months Ended		Twelve Months Ended
(In thousands)	December 31,		December 31,
	2015	2014	2015	2014
REVENUES
Global Power	$198,707	$128,039	$639,970	$471,929
Global Services	243,659	263,601	933,630	908,682
Industrial Environmental	60,312	52,916	183,695	105,418
	$502,678	$444,556	$1,757,295	$1,486,029

GROSS PROFIT
Global Power	$38,425	$30,210	$111,309	$94,647
Global Services	53,720	55,989	192,241	193,629
Industrial Environmental	17,116	12,789	48,914	24,961
Gross profit from segments	109,261	98,988	352,464	313,237
Mark to market adjustment included in cost of operations*	(44,307)	(94,204)	(44,307)	(94,204)
	$64,954	$4,784	$308,157	$219,033

BOOKINGS
Global Power	$66,300	$275,554	$816,300	$647,981
Global Services	287,900	237,112	843,000	835,344
Industrial Environmental	35,100	46,139	178,000	91,041
	$389,300	$558,805	$1,837,300	$1,574,366

BACKLOG
Global Power	$1,118,049	$946,360	$1,118,049	$946,360
Global Services	1,143,306	1,229,199	1,143,306	1,229,199
Industrial Environmental	66,459	72,179	66,459	72,179
	$2,327,814	$2,247,738	$2,327,814	$2,247,738

* Total mark to market adjustments for the Company's pension and post retirement benefit obligations were a loss of $40.2 million in 2015 and a loss of $101.3 million 2014, of which a $4.1 million gain in 2015 and a $7.2 million loss in 2014 were included in selling, general and administrative expense and the remainder was included in cost of operations. In 2015, the entire mark to market adjustment was recorded in the fourth quarter. The total mark to market adjustment in the fourth quarter of 2014 was a loss of $99.3 million, of which $5.1 million was included in selling, general and administrative expense and the remainder was included in cost of operations.

EXHIBIT 6
BABCOCK & WILCOX ENTERPRISES, INC.
QUARTERLY INFORMATION

(In thousands, except per share amounts)	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015
Revenues	$397,155	$437,485	$419,977	$502,678
Costs and expenses:
Cost of operations	313,758	355,601	342,055	437,724
Research and development costs	4,518	3,962	3,977	4,086
Losses on asset disposals and impairments	18	9,009	10	5,560
Selling, general and administrative expenses	56,193	59,709	62,637	61,429
Restructuring activities and spin-off transaction costs	3,254	5,312	2,713	3,667
Total costs and expenses	377,741	433,593	411,392	512,466
Equity in income (loss) of investees	(2,071)	967	1,047	(185)
Operating income (loss)	17,343	4,859	9,632	(9,973)

Interest income	156	126	138	198
Interest expense	(140)	(144)	(389)	(386)
Other, net	(311)	201	(1,326)	221
Total other income (expense)	(295)	183	(1,577)	33
Income before income tax expense (benefit)	17,048	5,042	8,055	(9,940)
Income tax expense (benefit)	5,692	919	1,770	(4,710)
Income (loss) from continuing operations	11,356	4,123	6,285	(5,230)
Income (loss) from discontinued operations, net of tax	1,385	1,418	—	—
Net income (loss)	12,741	5,541	6,285	(5,230)
Net income attributable to noncontrolling interest	(52)	(54)	(116)	26
Net income (loss) attributable to shareholders	$12,689	$5,487	$6,169	$(5,204)

Income (loss) from continuing operations	11,304	4,069	6,169	(5,204)
Income (loss) from discontinued operations, net of tax	1,385	1,418	—	—
Net income (loss) attributable to shareholders	$12,689	$5,487	$6,169	$(5,204)

Earnings (loss) per common share
Basic
Continuing operations	$0.21	$0.08	$0.11	$(0.10)
Discontinued operations	0.03	0.02	—	—
Basic earnings (loss) per common share	$0.24	$0.10	$0.11	$(0.10)
Diluted
Continuing operations	$0.21	$0.08	$0.11	$(0.10)
Discontinued operations	0.03	0.02	—	—
Diluted earnings (loss) per common share	0.24	0.10	0.11	(0.10)

(In thousands, except per share amounts)	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014
Revenues	$312,078	$327,379	$402,016	$444,556
Costs and expenses:
Cost of operations	255,227	258,351	313,646	439,772
Research and development costs	4,012	4,281	4,502	5,688
Losses on asset disposals and impairments	—	1,457	19	276
Selling, general and administrative expenses	49,212	53,040	58,414	64,605
Restructuring activities and spin-off transaction costs	1,478	7,513	2,752	8,440
Total costs and expenses	309,929	324,642	379,333	518,781
Equity in income (loss) of investees	2,366	433	2,859	3,023
Operating income (loss)	4,515	3,170	25,542	(71,202)

Interest income	629	48	242	141
Interest expense	(120)	(84)	(181)	(107)
Other, net	1,231	323	63	(828)
Total other income (expense)	1,740	287	124	(794)
Income before income tax expense (benefit)	6,255	3,457	25,666	(71,996)
Income tax expense (benefit)	(1,008)	1,841	12,894	(38,455)
Income (loss) from continuing operations	7,263	1,616	12,772	(33,541)
Income (loss) from discontinued operations, net of tax	3,942	3,397	(7,102)	(14,509)
Net income (loss)	11,205	5,013	5,670	(48,050)
Net income attributable to noncontrolling interest	(116)	(77)	(61)	(112)
Net income (loss) attributable to shareholders	$11,089	$4,936	$5,609	$(48,162)

Income (loss) from continuing operations	7,147	1,539	12,711	(33,653)
Income (loss) from discontinued operations, net of tax	3,942	3,397	(7,102)	(14,509)
Net income (loss) attributable to shareholders	$11,089	$4,936	$5,609	$(48,162)

Earnings (loss) per common share
Basic
Continuing operations	$0.13	$0.03	$0.24	$(0.63)
Discontinued operations	0.07	0.06	(0.14)	(0.27)
Basic earnings (loss) per common share	$0.20	$0.09	$0.10	$(0.90)
Diluted
Continuing operations	$0.13	$0.03	$0.24	$(0.63)
Discontinued operations	0.07	0.06	(0.14)	(0.27)
Diluted earnings (loss) per common share	0.20	0.09	0.10	(0.90)